UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 18, 2008

AVISTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0383089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1875 S. Grant Street, 10th Floor
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 525-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	– Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 18, 2008, Avistar Communications Corporation, or Avistar, received a deficiency letter from The Nasdaq Stock Market indicating that Avistar does not comply with Marketplace Rule 4310(c)(4), which requires the company to have a minimum bid price of $1.00 for continued listing.  The Nasdaq Staff noted that for the 30 consecutive business days prior to the date of its letter, the bid price of Avistar’s common stock closed below $1.00 per share.  Avistar has been provided 180 calendar days, or until October 15, 2008, to regain compliance.

If Avistar is unable to regain compliance by October 15, 2008, the Nasdaq Staff will determine whether Avistar meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement.   If Avistar meets such initial listing requirements, the Nasdaq Staff may grant an additional 180 day compliance period.  However, if Avistar is unable to meet such requirements, the Nasdaq Staff will provide written notification that Avistar’s securities are subject to delisting.  At such time, Avistar may be permitted to appeal the Nasdaq Staff’s determination to delist its securities to a Listing Qualifications Panel.

As previously announced, Avistar is currently in a compliance monitoring period with The Nasdaq Stock Market as a result of a past compliance issue that was subsequently cured. If at any time between March 20, 2008 and June 1, 2008, the market value of Avistar’s securities falls below the required minimum of $35 million for 30 consecutive trading days, a Nasdaq Listing Qualifications Panel will promptly conduct a hearing with respect to such failure and Avistar’s securities would be subject to delisting.

On April 24, 2008, Avistar issued a press release announcing its receipt of the letter from The Nasdaq Stock Market described above. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release of Avistar Communications Corporation dated April 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Robert J. Habig
Robert J. Habig Chief Financial Officer

Date:  April 24, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Avistar Communications Corporation dated April 24, 2008